Exhibit 99.1

JPMorgan Chase Announces Any and All Cash Tender Offer for Certain Trust Preferred Securities

New York, October 31, 2016 - JPMorgan Chase & Co. (“JPMorgan Chase”) announced today that it has commenced a cash tender offer (the “Offer”) to purchase any and all of the trust preferred securities listed below at the purchase prices indicated:

CUSIP Number	Issuer	Title of Security	Variable Distribution Rate	Maturity of Underlying Debt Securities	Aggregate Liquidation Amount Outstanding	Purchase Price Per $1,000 Liquidation Amount of Securities (1)
161480AA6	Chase Capital II	Global Floating Rate Capital Securities, Series B	3 month LIBOR + 0.500%	February 1, 2027	$485,150,000	$910
31945HAA3	First Chicago NBD Capital I	Floating Rate Preferred Securities	3 month LIBOR + 0.550%	February 1, 2027	$249,940,000	$910
161478AA0	Chase Capital III	Floating Rate Capital Securities, Series C	3 month LIBOR + 0.550%	March 1, 2027	$297,960,000	$910
16162LAA1	Chase Capital VI	Floating Rate Capital Securities, Series F	3 month LIBOR + 0.625%	August 1, 2028	$242,400,000	$900
46626YAA0	J.P. Morgan Chase Capital XIII	Floating Rate Capital Securities, Series M	3 month LIBOR + 0.950%	September 30, 2034	$467,650,000	$870
48123KAA4	JPMorgan Chase Capital XXI	Floating Rate Capital Securities, Series U	3 month LIBOR + 0.950%	February 2, 2037	$840,720,000	$850
48123UAA2	JPMorgan Chase Capital XXIII	Floating Rate Capital Securities, Series W	3 month LIBOR + 1.000%	May 15, 2047	$646,469,000	$800

(1)	Plus accrued and unpaid distributions from the last payment date to, but not including, the initial settlement date (the “Initial Settlement Date”) for the applicable series of securities purchased pursuant to the Offer.

The Offer is being made pursuant to an Offer to Purchase dated today, which contains detailed information concerning the terms of the Offer. The Offer is scheduled to expire at 5:00 p.m., New York City time, on November 4, 2016 unless extended or earlier terminated (the “Expiration Date”). Upon the terms and subject to the conditions of the Offer, the Initial Settlement Date is expected to be November 7, 2016.

Tenders of Securities pursuant to the Offer may be validly withdrawn at any time before the earlier of (i) the Expiration Date, and (ii) if the Offer is extended, the 10th business day after commencement of the Offer. Trust preferred securities tendered pursuant to the Offer may also be validly withdrawn at any time after the 60th business day after commencement of the Offer if for any reason the Offer has not been consummated within 60 business days after commencement.

JPMorgan Chase is making the offer in order to provide liquidity to any holders of the trust preferred securities that wish to dispose of any or all of such securities.

The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. The tender offer is not conditioned upon the tender of any minimum liquidation amount of securities. Subject to applicable law, JPMorgan Chase may, at its sole discretion, waive any condition applicable to the tender offer and may extend the Offer.

Under certain conditions and as more fully described in the Offer to Purchase, JPMorgan Chase may terminate the tender offer before the Expiration Date.

JPMorgan Chase has appointed J.P. Morgan Securities LLC to act as dealer manager for the Offer, and has retained D.F. King & Co., Inc. to serve as the tender agent and information agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at +1-212-269-5550 (banks and brokers) or +1 800-669-5550. Questions regarding the Offer may be directed to J.P. Morgan Securities LLC at +1 866-834-4666 or collect at +1 212-834-3424.

Copies of the Offer to Purchase and related Notice of Guaranteed Delivery are available at the following web address: http://www.dfking.com/jpm.

This press release is for informational purposes only and does not constitute an offer to purchase nor the solicitation of an offer to sell any securities. The Offer is being made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery. The Offer is not being made to holders of trust preferred securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of JPMorgan Chase, the Dealer Manager, the Tender Agent, the Information Agent or the trustees for the trust preferred securities makes any recommendation in connection with the Offer. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers and other information applicable to the Offer.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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